EXHIBIT 99

For Immediate Release                       Contact:   Alfred J. Verrecchia
April 25, 2000                                                 401-727-5100
                                                        Renita E. O'Connell
                                                               401-727-5401


     HASBRO REPORTS RECORD FIRST QUARTER REVENUES AND HIGHER EARNINGS

                OUTLOOK FOR FULL-YEAR 2000 REMAINS POSITIVE

Pawtucket, RI (April 25, 2000) - Hasbro, Inc. (NYSE:HAS) today reported record first quarter revenues and double-digit increases in earnings and earnings per share.

 Worldwide net revenues increased approximately 16% to $773.5 million, compared to $668.4 million a year ago. Revenues from U.S. customers increased 3% while revenues from international customers increased 64% in local currencies and 55% in U.S. dollars. This growth was driven by significantly higher worldwide shipments of POKEMON toys and games, and by other trading card games. Net earnings increased approximately 10% to $15.1 million, compared to $13.8 million in the first quarter of 1999. Diluted earnings per share increased approximately 14% to $0.08 compared to $0.07 a year ago. Reported earnings include spending of approximately $2 million pre-tax ($1 million after-tax), or a loss of approximately $0.01 per share, attributable to GAMES.COM. The Company also reported record first quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $95.5 million compared to $75.8 million in 1999.

"I am pleased to report another record first quarter in revenues plus double-digit earnings growth," said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "In this seasonally low-revenue quarter, we are especially pleased to deliver earnings growth despite ongoing fixed costs including higher acquisition carrying costs. In addition, our continued substantial cash flow generation underscores our financial strength," Hassenfeld noted. "POKEMANIA has taken international markets by storm and remains hot in the U.S. The FURBY franchise, now in its third year, is still very popular worldwide. Other core brands which performed especially well during the first quarter were PLAY DOH, EASY BAKE, LITE BRITE and traditional board games," Hassenfeld noted.

"We have also been very active on the financial front. We successfully completed a "Modified Dutch Auction" Tender Offer by repurchasing approximately 18.1 million of our shares at $17.25 per share. Earlier in the quarter, we invested approximately $50 million to repurchase approximately 3 million shares in the open market. Since December 1997, we have repurchased over 38 million shares of our stock. These buybacks clearly signal our confidence in Hasbro's future," Hassenfeld explained. The Company also successfully placed $750 million of long-term debt in March.

                                  -more-

Page Two

Revenues and pre-tax operating results increased in two of the Company's three major business segments, Games and International, but decreased in U.S. Toys, compared to year-ago levels. POKEMON revenues increased across all segments, however this growth within U.S. Toys did not fully offset lower STAR WARS revenues. Within the Games segment, growth was also led by other trading card and role-playing games from Wizards of the Coast, acquired in September 1999. This year-round business is reducing the Company's traditional dependence on the fourth quarter.

Revenues from interactive software games were approximately $22 million compared to $38 million a year ago. This reflects the significant industry-wide softening of the video and PC CD-ROM business that began in the fourth quarter of 1999 and is continuing. "While we expect improved performance from interactive games, we do not expect a return to profitability this year," Hassenfeld explained. Spending for GAMES.COM, the Company's internet games initiative, was slower than anticipated reflecting the highly competitive recruiting environment. "While we continue to staff up and build out the site, it now appears more realistic to target an autumn launch date," Hassenfeld continued. "However, I am pleased to announce that Tom Dusenberry, currently President of Hasbro Interactive, has also assumed leadership of GAMES.COM. A recognized industry leader and a key architect of our online games strategy, Tom is very well-suited to make GAMES.COM the best online games portal."

	"We continue to feel good about our business this year, coming off an exceptionally strong 1999 with 28% revenue growth and 33% earnings per share growth," Hassenfeld added. "We still expect revenue growth of approximately 5%, and earnings per share growth approaching 10% excluding the impact of GAMES.COM in 2000 and the Consolidation Program charges in 1999. We look forward to continuing POKEMON momentum, including this month's launch of the TEAM ROCKET expansion set, plus several wonderful new product introductions including the MLB SHOWDOWN 2000 baseball trading card game, POO-CHI, MY REAL BABY and the U.S. debut of ACTION MAN. The enthusiastic trade response to Hasbro's powerful combination of content, toys, game play and technology demonstrates our strategy is winning."

The company will webcast its first quarter earnings conference call at 9:00 a.m. Eastern time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Information" from the home page, then click on the webcast icon).

Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, KENNER, TONKA, ODDZON, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER, HASBRO INTERACTIVE, MICROPROSE, GALOOB and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

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Page Three

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "expect", "intend", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers in a competitive product environment; economic conditions, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's Consolidation Program or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and with respect to the Company's online game site initiative, technical difficulties in adapting games to online format and establishing the online game site that could delay or increase the cost of the site becoming operational; the acceptance by consumers of the games and other products and services to be offered at the site; competition from other online game sites and other game playing formats; and the fact online game revenues may not be sufficient to cover the significant advertising expenditures required or the support, service and product enhancement demands of online users. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit plus acquired in-process research and development, restructuring charges, depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and securities filings.

                                      ###
                                (Tables Attached)

                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS



(Thousands of Dollars and Shares Except Per Share Data)

                                                         Quarter Ended
                                                   -------------------------
                                                   Apr. 2,          Mar. 28,
                                                     2000             1999
                                                   --------         --------
Net Revenues                                       $773,481         $668,398
Cost of Sales                                       300,301          256,517
                                                   --------         --------
Gross Profit                                        473,180          411,881
Amortization                                         32,856           25,926
Royalties, Research and Development                 126,039          111,942
Advertising                                          69,359           81,084
Selling, Distribution and Administration            204,736          163,281
                                                   --------         --------
Operating Profit                                     40,190           29,648
Interest Expense                                     21,443           11,973
Other (Income), Net                                  (3,176)          (2,318)
                                                   --------         --------
Earnings Before Income Taxes                         21,923           19,993
Income Taxes                                          6,796            6,198
                                                   --------         --------
Net Earnings                                       $ 15,127         $ 13,795
                                                   ========         ========

Per Common Share
  Net Earnings
    Basic                                          $    .08         $    .07
                                                   ========         ========
    Diluted                                        $    .08         $    .07
                                                   ========         ========

  Cash Dividends Declared                          $    .06         $    .06
                                                   ========         ========

Weighted Average Number
 of Shares
  Basic                                             189,563          195,898
                                                   ========         ========
  Diluted                                           190,341          204,621
                                                   ========         ========



                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Apr. 2,         Mar. 28,
                                                      2000            1999
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $  343,643      $  217,276
  Accounts Receivable, Net                           455,374         518,183
  Inventories                                        442,150         353,842
  Other                                              451,596         347,124
                                                   ---------       ---------
  Total Current Assets                             1,692,763       1,436,425
  Property, Plant and Equipment, Net                 315,091         319,908
  Other Assets                                     1,998,832       1,650,910
                                                   ---------       ---------
  Total Assets                                    $4,006 686      $3,407,243
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $   79,597      $  295,548
  Payables and Accrued Liablities                  1,138,429         717,046
                                                   ---------       ---------
  Total Current Liabilities                        1,218,026       1,012,594
  Long-term Debt                                   1,169,406         410,146
  Deferred Liabilities                               105,180          75,723
                                                   ---------       ---------
  Total Liabilities                                2,492,612       1,498,463
  Total Shareholders' Equity                       1,514,074       1,908,780
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $4,006,686      $3,407,243
                                                   =========       =========